Tompkins Financial Corporation 8-K

EXHIBIT 99.1

For more information contact:

Stephen S. Romaine, President & CEO

Francis M. Fetsko, Executive VP, CFO & COO

Tompkins Financial Corporation (888) 503-5753

For Immediate Release

Friday, May 1, 2020

Tompkins Financial Corporation Reports First Quarter Earnings

ITHACA, NY - Tompkins Financial Corporation (NYSE American: TMP)

Tompkins Financial Corporation announced net income attributable to common shareholders of $7.9 million, or $0.53 per diluted common share for the first quarter of 2020, compared to $21.0 million, or $1.37 per diluted common share, for the first quarter of 2019. Results for the first quarter of 2020 were negatively impacted by current economic stress resulting from the COVID-19 pandemic, which contributed to the $16.3 million provision for credit losses recognized during the quarter under the new current expected credit losses (CECL) accounting standard. Refer to "Asset Quality" section for further discussion of the impact on the Company's financial statements upon adoption of this new accounting guidance.

"These are clearly unprecedented times for our country and our communities. I am extremely proud of the exceptional way the Tompkins team has stepped up to the current environment by addressing the specific challenges of our clients and communities who are facing hardships due to the COVID-19 pandemic. Though these are unprecedented times, Tompkins enters this environment well prepared to face the many challenges and difficulties we are all dealing with as a result of the pandemic. Over recent years, we have invested significantly in digital technologies to improve capabilities that allow our customers to bank remotely. We have also invested significantly in our internal systems, which allowed nearly 100% of our non-retail employees to transition quickly and securely to remote working environments with limited disruption to our business. Furthermore, we entered 2020 with a strong financial position, coming off a year of record earnings per share in 2019, and with our 2019 Risk Based Capital Ratio at its highest level since 2014."

SELECTED HIGHLIGHTS FOR THE FIRST QUARTER:

Despite the decline in earnings from the prior year, there were several favorable trends noted during the first quarter of 2020, including:

•	Total loans of $4.9 billion were up 3.1% over March 31, 2019
•	Total deposits of $5.4 billion increased by 8.4% over March 31, 2019
•	Noninterest bearing deposits of $1.4 billion increased by 5.6% over March 31, 2019
•	Net interest margin was 3.44% for the first quarter of 2020, up from 3.34% for the first quarter of 2019, and 3.43% for the fourth quarter of 2019

NET INTEREST INCOME

Net interest margin was 3.44% for the first quarter of 2020, up compared to the 3.34% reported for the first quarter of 2019, and 3.43% for the trailing quarter ended December 31, 2019. The improved net interest margin year-over-year was largely driven by lower other borrowing balances and funding costs, primarily in other borrowings. Net interest income of $53.0 million for the first quarter of 2020 was up 2.0% compared to the first quarter of 2019.

NONINTEREST INCOME

Noninterest income represented 26.4% of total revenues in the first quarter of 2020, compared to 27.2% in the first quarter of 2019. Noninterest income of $19.0 million was down 2.3% compared to the same period in 2019. Noninterest income in the first quarter of 2019 included a one-time incentive payment of $500,000 (pre-tax) related to our card services business.

NONINTEREST EXPENSE

Noninterest expense was $45.7 million for the first quarter of 2020, which was up 3.5% from the same period in 2019, and in line with the fourth quarter of 2019. The increase in noninterest expense from the same period last year was mainly related to higher salaries and wages in the first quarter of 2020, largely reflective of merit increases awarded in 2019.

INCOME TAX EXPENSE

The Company's effective tax rate was 19.4% in the first quarter of 2020, compared to 21.0% for the same period in 2019.

ASSET QUALITY

Asset quality trends remained strong in the first quarter of 2020. Nonperforming assets represented 0.46% of total assets at March 31, 2020, down slightly from 0.47% at December 31, 2019. Nonperforming asset levels continue to be below the most recent Federal Reserve Board Peer Group Average1 of 0.56%.

Net charge-offs for the first quarter of 2020 were $1.2 million compared to $3.5 million reported in the first quarter of 2019. Net charge-offs of $1.2 million in the first quarter of 2020 was largely related to a single credit, while the first quarter of 2019 included a $3.1 million write-down of one credit, both in the commercial real estate portfolio.

The Company adopted Accounting Standards Update (“ASU”) 2016-13, “Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments” (“CECL”), effective January 1, 2020. The Company recorded a net increase to retained earnings of $1.7 million upon adoption of the new standard. The transition adjustment at January 1, 2020 included a $2.5 million decrease in the allowance for credit losses on loans, and a $0.4 million increase in the allowance for credit losses on off-balance sheet credit exposures, net of the corresponding $0.4 million decrease in deferred tax assets. The provision for credit losses for the first quarter of 2020 was $16.3 million, increasing the allowance for credit losses to $52.4 million at March 31, 2020. The increase in the first quarter of 2020 was not a direct result of specific credit risks currently identified in the loan portfolio; rather, the increase was largely a result of the impact of the current economic shutdown related to COVID-19 on economic forecasts and other model assumptions relied upon by management in determining the allowance.

The allowance for credit losses represented 1.06% of total loans and leases at March 31, 2020, compared to 0.81% at December 31, 2019, and 0.84% at March 31, 2019. The ratio of the allowance to total nonperforming loans and leases was 170.74% at March 31, 2020, compared to 126.90% at December 31, 2019, and 175.51% at March 31, 2019.

CAPITAL POSITION

Capital ratios remained well above the regulatory minimums for well capitalized institutions. The ratio of Tier 1 capital to average assets was 9.53% at March 31, 2020, down slightly from 9.61% at December 31, 2019, and improved from 9.24% at March 31, 2019. Consistent with the Company's capital planning practices, during the quarter ended March 31, 2020, the Company repurchased 71,288 shares of common stock at an average price of $78.83 per share. On March 19, 2020, following the announcement of the national emergency related to the COVID-19 pandemic, the Company suspended the purchase of shares under the Company’s share repurchase program. During the quarter ended December 31, 2019, the Company repurchased 35,821 shares of common stock at an average price of $80.25 per share. There were no shares repurchased during the first quarter of 2019.

IMPACT OF, AND RESPONSE TO, COVID-19 PANDEMIC

Economic Environment

The COVID-19 outbreak has led to government-mandated closures and stay at home orders across the nation, which have resulted in deteriorating economic conditions throughout the U.S. The various government orders issued in response to the pandemic are significantly impacting the U.S. labor market, consumer spending and business investments. During March 2020, in response to the deteriorating economic conditions, the Federal Reserve reduced the federal funds rate 1.5 percentage points, to .00 to .25 percent. The Federal Reserve also provided a pandemic-related stimulus package estimated at $4.0 trillion, in order to ease the stress on financial markets. In addition, the United States Congress passed the Coronavirus Aid, Relief and Economic Security Act ("CARES Act"), which would provide approximately $2.5 trillion of support to U.S. citizens and businesses affected by COVID-19.

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Company Response

During the first quarter of 2020, the Company designated a Pandemic Planning Committee, made up of members of Senior Management, to oversee the Company’s response to COVID-19. The Company implemented a number of risk mitigation measures designed to protect our employees and customers, while maintaining services for our customers and community. These measures included restrictions on business travel and establishment of a remote work environment for all non-customer facing employees. The Company also implemented drive-up only or by appointment only operations across its branch network.

Currently, over 85% of our workforce is working remotely and we have imposed social distancing restrictions and provided premium pay for those employees who are required to be on premise to complete essential on-site functions. Due to the significant uncertainty of the current economic climate, and the Company's ongoing response to the pandemic and related shutdowns, annual pay increases for our Company's executive officers (which is comprised of our Senior Leadership Team members) have been deferred indefinitely.

As previously announced, Tompkins has initiated and participated in a number of credit initiatives to support employees and customers who have been impacted by the shutdown associated with the COVID-19 pandemic. For non-executive employees affected by COVID-19, the Company implemented a low interest loan program. The Company also implemented a payment deferral program to assist both consumer and business borrowers that may be experiencing financial hardship due to COVID-19. The current standard program allows for the deferral of loan payments for up to 90 days and customers will be able to request a payment deferral until the middle of May 2020. As of April 20, 2020, the Company had granted payment deferral requests for approximately 2,800 loans to individuals and businesses.

The Company is participating in the U.S. Small Business Administration (SBA) Paycheck Protection Program (“PPP”). This program provides borrower guarantees for lenders, as well as loan forgiveness incentives for borrowers that utilize the loan proceeds to cover employee compensation-related expenses and certain other eligible business operating costs, all in accordance with the rules and regulations established by the SBA. The Company began accepting applications for PPP loans on April 3, 2020, and has approved approximately 2,900 loans totaling about $500 million.

Mr. Romaine added, “We enter the second quarter of 2020 in a period of significant uncertainty surrounding the COVID-19 pandemic and related economic shut-downs. Our long held philosophy of maintaining Tompkins as a sustainable high performing company, supported with prudent risk management practices, is now more important than ever. We believe our healthy capital and liquidity positions will provide flexibility to respond to current challenges. The overall impact of COVID-19 on our consolidated results of operations for the three months ended March 31, 2020 was limited, with the exception of our provision for credit losses. We did see some slowdown toward the end of the first quarter in other areas of our business, including reduced transaction volumes in our card services business, a decrease in wealth management fees due to the decline in financial markets, and decreases in certain other fee related income. However, the extent to which the COVID-19 pandemic will affect our business, results of operation and financial condition going forward is difficult to predict and depends on numerous evolving factors.”

There is currently a great deal of uncertainty regarding the length of the COVID-19 pandemic and the efficacy of the extraordinary measures being put in place to address it. If efforts to contain COVID-19 are not as successful as anticipated, if restrictions on movement last into the third quarter or beyond, or if the federal government's economic stimulus packages are ineffective or delayed, the current economic downturn will likely be much longer and much more severe. The deeper the economic downturn is, and the longer it lasts, the more it will damage consumer fundamentals and sentiment. Similarly, an extended global recession due to COVID-19 would weaken the U.S. recovery and damage business fundamentals. As a result, the pandemic and its consequences, including responsive measures to manage it, have negatively impacted, and may continue to negatively impact, demand for and profitability of our products and services, the valuation of our assets, the ability of borrowers to satisfy obligations, and our ability to meet the needs of our customers, all of which could have a material adverse effect on our business and financial performance.

ABOUT TOMPKINS FINANCIAL CORPORATION

Tompkins Financial Corporation is a financial services company serving the Central, Western, and Hudson Valley regions of New York and the Southeastern region of Pennsylvania. Headquartered in Ithaca, NY, Tompkins Financial is parent to Tompkins Trust Company, Tompkins Bank of Castile, Tompkins Mahopac Bank, Tompkins VIST Bank, Tompkins Insurance Agencies, Inc., and offers wealth management services through Tompkins Financial Advisors. For more information on Tompkins Financial, visit www.tompkinsfinancial.com.

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"Safe Harbor" Statement under the Private Securities Litigation Reform of 1995:

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are neither historical facts nor assurances of future performance. Examples of forward-looking statements in this press release include, without limitation, those regarding the novel coronavirus (COVID-19) and our plans in response to the coronavirus. Forward-looking statements may be identified by use of such words as "may", "will", "estimate", "intend", "continue", "believe", "expect", "plan", or "anticipate", and other similar words. Forward-looking statements are made based on management’s expectations and beliefs concerning future events impacting the Company and are subject to certain uncertainties and factors relating to the Company’s operations and economic environment, all of which are difficult to predict and many of which are beyond the control of the Company, that could cause actual results of the Company to differ materially from those expressed and/or implied by forward-looking statements. The following factors, in addition to those listed as Risk Factors in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2019, are among those that could cause actual results to differ materially from the forward-looking statements: changes in general economic, market and regulatory conditions; the severity and duration of the coronavirus outbreak and the impact of the outbreak (including the government’s response to the outbreak) on economic and financial markets, potential regulatory actions, and modifications to our operations, products, and services relating thereto; disruptions in our and our customers’ operations and loss of revenue due to pandemics, epidemics, widespread health emergencies, government-imposed travel/business restrictions, or outbreaks of infectious diseases such as the coronavirus, and the associated adverse impact on our financial position, liquidity, and our customers’ abilities to repay their obligations to us or willingness to obtain financial services products from the Company; the development of an interest rate environment that may adversely affect the Company’s interest rate spread, other income or cash flow anticipated from the Company’s operations, investment and/or lending activities; changes in laws and regulations affecting banks, bank holding companies and/or financial holding companies, such as the Dodd-Frank Act, Basel III and the Economic Growth, Regulatory Relief, and Consumer Protection Act; legislative and regulatory changes in response to COVID-19 with which we and our subsidiaries must comply, including the CARES Act and the rules and regulations promulgated thereunder, and state and local government mandates; technological developments and changes; the ability to continue to introduce competitive new products and services on a timely, cost-effective basis; governmental and public policy changes, including environmental regulation; reliance on large customers; and financial resources in the amounts, at the times and on the terms required to support the Company’s future businesses. The Company does not undertake any obligation to update its forward-looking statements.

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TOMPKINS FINANCIAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CONDITION
(In thousands, except share and per share data)	As of	As of
ASSETS	03/31/2020	12/31/2019

Cash and noninterest bearing balances due from banks	$110,998	$136,010
Interest bearing balances due from banks	4,265	1,972
Cash and Cash Equivalents	115,263	137,982

Available-for-sale securities, at fair value (amortized cost of $1,318,416 at March 31, 2020 and $1,293,239 at December 31, 2019)	1,352,637	1,298,587
Equity securities, at fair value (amortized cost $930 at March 31, 2020 and $915 at December 31, 2019)	930	915
Originated loans and leases, net of unearned income and deferred costs and fees	4,724,277	4,697,401
Acquired loans	213,545	220,149
Less: Allowance for credit losses	52,404	39,892
Net Loans and Leases	4,885,418	4,877,658

Federal Home Loan Bank and other stock	24,212	33,695
Bank premises and equipment, net	93,604	94,355
Corporate owned life insurance	82,872	82,961
Goodwill	92,447	92,447
Other intangible assets, net	5,847	6,223
Accrued interest and other assets	89,884	100,800
Total Assets	$6,743,114	$6,725,623
LIABILITIES
Deposits:
Interest bearing:
Checking, savings and money market	3,273,813	3,080,686
Time	708,933	675,014
Noninterest bearing	1,426,617	1,457,221
Total Deposits	5,409,363	5,212,921

Federal funds purchased and securities sold under agreements to repurchase	68,993	60,346
Other borrowings	457,983	658,100
Trust preferred debentures	17,078	17,035
Other liabilities	107,100	114,167
Total Liabilities	$6,060,517	$6,062,569
EQUITY
Tompkins Financial Corporation shareholders' equity:
Common Stock - par value $.10 per share: Authorized 25,000,000 shares; Issued: 14,943,857 at March 31, 2020; and 15,014,499 at December 31, 2019	1,494	1,501
Additional paid-in capital	333,662	338,507
Retained earnings	372,344	370,477
Accumulated other comprehensive loss	(21,271)	(43,564)
Treasury stock, at cost – 117,940 shares at March 31, 2020, and 123,956 shares at December 31, 2019	(5,076)	(5,279)
Total Tompkins Financial Corporation Shareholders’ Equity	681,153	661,642

Noncontrolling interests	1,444	1,412
Total Equity	$682,597	$663,054
Total Liabilities and Equity	$6,743,114	$6,725,623

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TOMPKINS FINANCIAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data) (Unaudited)	Three Months Ended
	03/31/2020	03/31/2019
INTEREST AND DIVIDEND INCOME
Loans	$55,614	$55,324
Due from banks	6	10
Available-for-sale securities	7,144	7,858
Held-to-maturity securities	0	858
Federal Home Loan Bank and other stock	435	878
Total Interest and Dividend Income	63,199	64,928
INTEREST EXPENSE
Time certificates of deposits of $250,000 or more	843	586
Other deposits	6,356	6,011
Federal funds purchased and securities sold under agreements to repurchase	36	44
Trust preferred debentures	289	329
Other borrowings	2,706	6,044
Total Interest Expense	10,230	13,014
Net Interest Income	52,969	51,914
Less: Provision for credit loss expense	16,294	445
Net Interest Income After Provision for Credit Loss Expense	36,675	51,469
NONINTEREST INCOME
Insurance commissions and fees	8,045	8,045
Investment services income	4,202	4,084
Service charges on deposit accounts	1,983	1,998
Card services income	2,183	2,790
Other income	2,104	2,478
Net gain on securities transactions	443	12
Total Noninterest Income	18,960	19,407
NONINTEREST EXPENSE
Salaries and wages	22,494	21,101
Other employee benefits	5,684	5,611
Net occupancy expense of premises	3,328	3,601
Furniture and fixture expense	1,985	1,979
Amortization of intangible assets	374	412
Other operating expense	11,875	11,505
Total Noninterest Expenses	45,740	44,209
Income Before Income Tax Expense	9,895	26,667
Income Tax Expense	1,909	5,595
Net Income Attributable to Noncontrolling Interests and Tompkins Financial Corporation	7,986	21,072
Less: Net Income Attributable to Noncontrolling Interests	37	32
Net Income Attributable to Tompkins Financial Corporation	$7,949	$21,040
Basic Earnings Per Share	$0.53	$1.37
Diluted Earnings Per Share	$0.53	$1.37

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Average Consolidated Statements of Condition and Net Interest Analysis (Unaudited)

	Quarter Ended			Quarter Ended
	March 31, 2020			March 31, 2019
	Average			Average
	Balance		Average	Balance		Average
(Dollar amounts in thousands)	Quarter Ended	Interest	Yield/ Rate	Year Ended	Interest	Yield/ Rate
ASSETS
Interest-earning assets
Interest-bearing balances due from banks	$1,525	$6	1.58%	$2,334	$10	1.74%
Securities (2)
U.S. Government securities	1,194,754	6,576	2.21%	1,409,305	8,172	2.35%
State and municipal (3)	97,480	666	2.75%	94,609	626	2.68%
Other securities (3)	3,422	36	4.23%	3,415	41	4.87%
Total securities	1,295,656	7,278	2.26%	1,507,329	8,839	2.38%
FHLBNY and other stock	26,558	435	6.59%	48,055	878	7.41%

Total loans and leases, net of unearned income (3)(4)	4,914,034	55,906	4.58%	4,792,607	55,614	4.71%
Total interest-earning assets	6,237,773	63,625	4.10%	6,350,325	65,341	4.17%

Other assets	435,175			393,035

Total assets	$6,672,948			$6,743,360

LIABILITIES & EQUITY
Deposits
Interest-bearing deposits
Interest bearing checking, savings & money market	$3,212,543	4,366	0.55%	$2,940,416	4,470	0.62%
Time deposits	680,248	2,833	1.68%	645,144	2,127	1.34%
Total interest-bearing deposits	3,892,791	7,199	0.74%	3,585,560	6,597	0.75%

Federal funds purchased & securities sold under
agreements to repurchase	63,528	36	0.23%	72,664	44	0.25%
Other borrowings	498,428	2,706	2.18%	993,773	6,044	2.47%
Trust preferred debentures	17,050	289	6.82%	16,878	329	7.90%
Total interest-bearing liabilities	4,471,797	10,230	0.92%	4,668,875	13,014	1.13%

Non-interest bearing deposits	1,409,661			1,338,623
Accrued expenses and other liabilities	112,673			105,131
Total liabilities	5,994,131			6,112,629

Tompkins Financial Corporation Shareholders’ equity	677,394			629,305
Noncontrolling interest	1,423			1,426
Total equity	678,817			630,731

Total liabilities and equity	$6,672,948			$6,743,360
Interest rate spread			3.18%			3.04%
Net interest income/margin on earning assets		53,395	3.44%		52,327	3.34%

Tax equivalent adjustments		(426)			(413)

Net interest income per consolidated financial statements		$52,969			$51,914

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Tompkins Financial Corporation - Summary Financial Data (Unaudited)

(In thousands, except per share data)
	Quarter-Ended					Year-Ended
Period End Balance Sheet	Mar-20	Dec-19	Sep-19	Jun-19	Mar-19	Dec-19
Securities	$1,353,567	$1,299,502	$1,282,026	$1,330,719	$1,484,151	$1,299,502
Total Loans	4,937,822	4,917,550	4,857,073	4,855,802	4,789,700	4,917,550
Allowance for credit losses	52,404	39,892	41,371	40,790	40,328	39,892
Total assets	6,743,114	6,725,623	6,627,982	6,654,390	6,738,719	6,725,623
Total deposits	5,409,363	5,212,921	5,369,990	4,988,897	4,989,925	5,212,921
Federal funds purchased and securities sold under agreements to repurchase	68,993	60,346	50,541	63,978	66,918	60,346
Other borrowings	457,983	658,100	429,000	824,562	923,427	658,100
Trust preferred debentures	17,078	17,035	16,992	16,949	16,906	17,035
Total common equity	681,153	661,642	658,358	656,201	645,823	661,642
Total equity	682,597	663,054	659,865	657,677	647,267	663,054

Average Balance Sheet
Average earning assets	$6,237,773	$6,188,442	$6,203,078	$6,337,983	$6,350,325	$6,268,440
Average assets	6,672,948	6,613,202	6,621,412	6,742,409	6,743,360	6,679,578
Average interest-bearing liabilities	4,471,797	4,374,572	4,415,079	4,638,249	4,668,875	4,523,088
Average equity	678,817	664,441	659,650	650,079	630,731	651,341

Share data
Weighted average shares outstanding (basic)	14,718,948	14,726,023	14,827,114	15,019,710	15,060,175	14,907,057
Weighted average shares outstanding (diluted)	14,774,269	14,790,503	14,887,626	15,085,945	15,136,523	14,973,951
Period-end shares outstanding	14,907,947	14,978,589	14,975,750	15,160,719	15,314,078	14,978,589
Common equity book value per share	$45.69	$44.17	$43.96	$43.28	$42.17	$44.17
Tangible book value per share (Non-GAAP)**	$39.15	$37.64	$37.40	$36.77	$35.73	$37.64
** See "Non-GAAP measures" below for a discussion of non-GAAP financial measures and a reconciliation of non-GAAP financial measures to the most directly comparable financial measures presented in accordance with GAAP.

Income Statement
Net interest income	$52,969	$53,240	$53,156	$52,318	$51,914	$210,628
Provision for credit loss expense	16,294	(1,000)	1,320	601	445	1,366
Noninterest income	18,960	17,972	19,534	18,520	19,407	75,433
Noninterest expense	45,740	45,900	45,655	46,070	44,209	181,834
Income tax expense	1,909	5,200	5,478	4,743	5,595	21,016
Net income attributable to Tompkins Financial Corporation	7,949	21,080	20,206	19,392	21,040	81,718
Noncontrolling interests	37	32	31	32	32	127
Basic earnings per share (5)	$0.53	$1.41	$1.34	$1.27	$1.37	$5.39
Diluted earnings per share (5)	$0.53	$1.40	$1.34	$1.27	$1.37	$5.37

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Nonperforming Assets
Originated nonaccrual loans and leases	$21,472	$22,485	$21,404	$16,543	$15,165	$22,485
Acquired nonaccrual loans and leases	2,084	1,796	2,164	2,363	2,579	1,796
Originated loans and leases 90 days past due and accruing	0	0	0	0	0	0
Troubled debt restructuring not included above	7,137	7,154	6,528	4,889	5,234	7,154
Total nonperforming loans and leases	30,693	31,435	30,096	23,795	22,978	31,435
OREO	466	428	888	2,229	1,595	428
Total nonperforming assets	$31,159	$31,863	$30,984	$26,024	$24,573	$31,863

Tompkins Financial Corporation - Summary Financial Data (Unaudited) - continued

	Quarter-Ended					Year-Ended
Delinquency - Originated loan and lease portfolio	Mar-20	Dec-19	Sep-19	Jun-19	Mar-19	Dec-19
Loans and leases 30-89 days past due and
accruing	$8,953	$3,559	$3,287	$3,883	$4,193	$3,559
Loans and leases 90 days past due and accruing	0	0	0	0	0	0
Total originated loans and leases past due and accruing	8,953	3,559	3,287	3,883	4,193	3,559

Delinquency - Acquired loan and lease portfolio
Loans 30-89 days past due and accruing (6)	$375	$165	$232	$493	$474	$165
Loans 90 days or more past due	0	794	1,219	1,229	1,218	794
Total acquired loans and leases past due and accruing	375	959	1,451	1,722	1,692	959
Total loans and leases past due and accruing	$9,328	$4,518	$4,738	$5,605	$5,885	$4,518

Allowance for Credit Losses
Balance at beginning of period	$39,892	$41,371	$40,790	$40,328	$43,410	$43,410
Impact of adopting ASC 326	(2,534)	0	0	0	0	0
Provision (credit) for credit losses	16,294	(1,000)	1,320	601	445	1,366
Net loan and lease charge-offs	1,248	479	739	139	3,527	4,884
Allowance for credit losses at end of period	$52,404	$39,892	$41,371	$40,790	$40,328	$39,892

Loan Classification - Originated Portfolio
Special Mention	$37,121	$29,800	$41,314	$36,619	$33,689	$29,800
Substandard	51,951	58,092	58,873	44,770	35,895	58,092
Loan Classification - Acquired Portfolio
Special Mention	0	0	261	265	270	0
Substandard	943	2,407	2,809	2,857	2,830	2,407
Loan Classifications - Total Portfolio
Special Mention	37,121	29,800	41,575	36,884	33,959	29,800
Substandard	52,894	60,499	61,682	47,627	38,725	60,499

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Ratio Analysis

Credit Quality
Nonperforming loans and leases/total loans and leases (6)	0.62%	0.64%	0.62%	0.49%	0.48%	0.64%
Nonperforming assets/total assets	0.46%	0.47%	0.47%	0.39%	0.36%	0.47%
Allowance for credit losses/total loans and leases	1.06%	0.81%	0.85%	0.84%	0.84%	0.81%
Allowance/nonperforming loans and leases	170.74%	126.90%	137.46%	171.42%	175.51%	126.90%
Net loan and lease losses annualized/total average loans and leases	0.10%	0.04%	0.06%	0.01%	0.30%	0.10%

Capital Adequacy
Tier 1 Capital (to average assets)	9.53%	9.61%	9.43%	9.25%	9.24%	9.61%
Common Equity Tier 1 Capital (to risk-weighted assets)	12.20%	12.33%	12.14%	12.13%	12.19%	12.33%

Tompkins Financial Corporation - Summary Financial Data (Unaudited) - continued

	Quarter Ended					Year-Ended
Profitability (period-end)	Mar-20	Dec-19	Sep-19	Jun-19	Mar-19	Dec-19
Return on average assets *	0.48%	1.26%	1.21%	1.15%	1.27%	1.22%
Return on average equity *	4.71%	12.59%	12.15%	11.96%	13.53%	12.55%
Net interest margin (TE) *	3.44%	3.44%	3.43%	3.34%	3.34%	3.39%
* Quarterly ratios have been annualized

Non-GAAP Measures

This press release contains financial information determined by methods other than in accordance with accounting principles generally accepted in the United States of America (GAAP). Where non-GAAP disclosures are used in this press release, the comparable GAAP measure, as well as reconciliation to the comparable GAAP measure, is provided in the below tables. The Company believes the non-GAAP measures provide meaningful comparisons of our underlying operational performance and facilitate management's and investors' assessments of business and performance trends in comparison to others in the financial services industry. These non-GAAP financial measures should not be considered in isolation or as a measure of the Company's profitability or liquidity; they are in addition to, and are not a substitute for, financial measures under GAAP. The non-GAAP financial measures presented herein may be different from non-GAAP financial measures used by other companies, and may not be comparable to similarly titled measures reported by other companies. Further, the Company may utilize other measures to illustrate performance in the future. Non-GAAP financial measures have limitations since they do not reflect all of the amounts associated with the Company's results of operations as determined in accordance with GAAP.

Reconciliation of Common Equity Book Value Per Share (GAAP) to Tangible Book Value Per Share (non-GAAP)
Total common equity	$681,153	$661,642	$658,358	$656,201	$645,823	$661,642
Less: Goodwill and intangibles (7)	97,481	97,855	98,277	98,698	98,694	97,855
Tangible common equity (Non-GAAP)	583,672	563,787	560,081	557,503	547,129	563,787
Ending shares outstanding	14,907,947	14,978,589	14,975,750	15,160,719	15,314,078	14,978,589
Tangible book value per share (Non-GAAP)	$39.15	$37.64	$37.40	$36.77	$35.73	$37.64

(1) Federal Reserve peer ratio as of December 31, 2019, the most recent data available, includes banks and bank holding companies with consolidated assets between $3 billion and $10 billion.

(2) Average balances and yields on available-for-sale securities are based on historical amortized cost.

(3) Interest income includes the tax effects of taxable-equivalent basis.

(4) Nonaccrual loans are included in the average asset totals presented above. Payments received on nonaccrual loans have been recognized as disclosed in Note 1 of the Company's consolidated financial statements included in Part I of the Company's annual report on Form 10-K for the fiscal year ended December 31, 2019.

(5) Earnings per share year-to-date may not equal the sum of the quarterly earnings per share as a result of rounding of average shares.

(6) Certain acquired loans and leases that are past due are not on nonaccrual and are not included in nonperforming loans. The risk of credit loss on these loans has been considered by virtue of the Company's estimate of acquisition-date fair value and these loans are considered accruing as the Company primarily recognizes interest income through accretion of the difference between the carrying value of these loans and their expected cash flows.

(7) "Goodwill and intangibles" as shown in the above tables, equal total intangible assets less mortgage servicing rights.

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